Exhibit 10

THE CONTRACT FOR COOPERATIVE DINNER SHOW

[Translation from Chinese]

　　　　　Chapter 1 Parties of the Cooperative Venture

1.01 Parties to this contract are as follows:
Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si, registered with Shan Xi in　China,　and　its　legal address is at Ju Jia Zhuang West, Xi Jiao, Xi An city, China.
　　Legal representative:　 Name: Ke Xianyan
　　　　　　　　　　　　Position: president
　　　　　　　　　　　　Nationality: Chinese
　　Shan Xi Qin Epanggong Lv You Fa Zhan Gu Fen You Xian Gong Si (hereinafter referred to as Party A together with the first company above mentioned),　registered with Shan Xi in China. Its legal address at Ju Jia Zhuang West, Xi Jiao, Xi An city, China.
　　Legal representative:　 Name: Lei Yingkui
　　　　　　　　　　　　Position: chairman
　　　　　　　　　　　　Nationality: Chinese
Guangzhou Lv Rong Shu Tou Zi Gu Wen You Xian Gong Si (hereinafter referred to as　Party B),　registered with Guangzhou in China. Its legal address at 308, 138 Ti Yu Road East, Tianhe, Guangzhou, China.
　　Legal representative:　 Name: Cai Weiheng
　　　　　　　　　　　　Position: manager
　　　　　　　　　　　　Nationality: American

Chapter 2 The Purpose, Scope and Scale of Business

2.01 The dinner show is invested by Party B, who responsible for the operation and the sales of the souvenir, to ensure satisfactory economic benefits for each Cooperator.

2.02 operation scale
1) Party A contributes the premises used for performance ( the ground and the front palace) , and operates the dinner show and its brand together with Party B.
2) The facility shall include the store, canteen and any other services and facilities that raise benefits for both parties.

Chapter 3 Total Amount of Investment and the Registered Capital

3.01 The total amount of investment is RMB 2.4 million.

3.02 Investment
1)	The total amount of investment of RMB 2.4 million shall paid by Party B.
2)	The cash contributed by Party B shall be paid follow the schedule of the project.

3.03 Party A contribute the performance premises and the project operation right; the related company DDYI shall issue 95,000 of preferred stock (1:25) to Party B for free.

3.04 the performance premises shall be used only after 18:30 pm every day, and shall not affect the daily operation of Epaonggong.

3.05 each party shall be distributed profits on average.

3.06 If additional expense is arise during the period, the additional expense shall discussed by both parties and Party B has the priority investment right.

3.07 Any party can not hypothecate its right or stand in the other's own light, otherwise, the party will be responsible for the damages caused by it.

Chapter 4 Other Cooperative Conditions

4.01 Party A　and　Party　B　shall　be　respectively　responsible　for　the following matters:

4.02 Responsibilities of Party A:
1)	Handling of applications for approval to ensure the validity of the project;
2)	Processing the application for the right to the use of a site to the authority in charge of the land within 3 months after the business license come out;
3)
Handling of applications for approval, registration, business license and other matters concerning the operation of the project from relevant departments in charge of China, figure out the operation cost;

4)	Apply for other preferential treatment;
5)	Ensure the validity of charge during the operation;
6)	Assist to maintain the relationship with the government and related company, ensure the security;
7)	Agree and assist above project operated by the other company designated by Party B

4.03 Responsibilities of Party B:
1)	Providing cash of RMB 2.4 million follow the schedule of the project;
2)	Responsible for planning, construction, management and operation of the project independently, including selecting the supplier and performance team;
3)	Responsible for cooperate with foreign affairs;
4)	Training the project management abroad.

Chapter 5 Management Committee of the Project

5.01 Both parties agree to establish the management committee of the project (hereinafter referred to as committee). The committee is composed of 6 members, of　which 3 shall be appointed by Party A, 3 by Party B. The chairman of the committee shall be appointed by Party B, and its vice-chairman by Party A. Any party can re-designated members as required after info the other party in written notice.

5.02 The highest authority of the project shall be its committee, it shall decide all major issues　concerning the project, including:
1)	Amend the business plan of the project;
2)	Terminate and dismiss of the project;
3)	Additional investment of the project;
4)	Merger and modify of the project;

As for other matters, approval by majority or a simple majority shall be required.

5.03 The committee shall convene at least one meeting every quarter, the meeting shall be called and presided over by the chairman of the committee. The chairman may convene an interim meeting based on a proposal made by more than two members. The written notice of date, location and agenda shall be delivered to the members 3 days prior to the meeting. Otherwise, the meeting is invalidation. The notice shall be delivered to the legal address of the member. The member shall not dissent from the resolution of the meeting if he has not entrusted another person to attend and vote for him in case of absence. Minutes of the meetings shall be placed on file. The resolution of the committee shall be valid with more than two thirds of the total signature through delivery.

Chapter 6 Operation of the Project

6.01 Both party agree the operation by another company designated by Party B, the detailed condition shall be decided by the committee.

6.02 There is a financial department for the project, the financial supervisor shall be designated by Party B, the teller shall be designated by Party A, the investment of RMB 2.4 million shall be manager by both parties.

Chapter 7 Taxes and Foreign Exchange

7.01 The project shall pay taxes in accordance with the provisions of Chinese laws and other relative regulations.

7.02 Staff members and workers of the cooperative venture company shall pay individual income tax according to the Individual Income Tax Law of the People's Republic of China.

7.03 Any foreign exchange affairs shall in accordance with the Chinese foreign exchange rules.

7.04 Any foreign income of the project shall deposit into the foreign account approved by the State Administration of Foreign Exchange, all foreign expense shall paid by the project or foreign account of Party A.

7.05 Foreign Staffs of the project may remit the income abroad after taxation and approved by the SAFE.

Chapter 8 Finance and Audit

8.01 The accounting principle shall in accordance with the accounting laws of China and related rules, and submit to the government.

8.02 In the first three months of each fiscal year, the manager shall prepare the previous year's balance sheet, profit and loss statement and proposal regarding the disposal of profits, and submit them to the committee for examination and approval.

8.03 The fiscal year of the project shall be from January 1 to December 31. All vouchers, receipts, statistic statements and reports shall be written in Chinese. A foreign language can be used　concurrently with mutual consent.

8.04 All currency amounts are in RMB.

8.05 The net profit shall cover the prior year loss, any budget shall approved by the committee and in accordance with related rules.

8.06 Financial checking and examination of the project shall be conducted by an auditor designated by Party B and reports shall be submitted to the committee.

8.07 The account book shall consent to be audited by related audit bureau, each party has the right to employ auditor to undertake annual financial checking and examination by himself, the committee shall give its consent.

8.08 The RMB account and foreign account opened in domestic bank shall be supervised by the project.

Chapter 9 Distribution of Profits

9.01 Party A shall pay the individual designated by Party B 95,000 of preferred stock of DDYI. And both party distribute profits in accordance with 9.04.

9.02 The revenue of the project shall include, but not limit to:
1)	Ticket revenue;
2)	Sales revenue of the souvenir.

9.03 The revenue of the current year shall used as follow:
1)	Operation;
2)	Taxation and Fees;
3)	Profit distribution in accordance with 9.04;
4)	Other budget approved by the committee.

9.04 After deduct from 9.03 (1) and (2), the profit shall be distributed to both parties on average.

Chapter 10 Duration of the Project

10.01 The duration of the project is 5 years. The establishment date of the project shall be the date on which the formal performance is present. If the revenue might not cover the investment in the duration, it shall be extent, which will be discussed later.

Chapter 11 The Amendment, Alteration and Termination of the Contract

11.01 Should either of the parties to the contract be prevented from executing the contract by force　majeure, such as earthquake, typhoon, flood, fire, war or other unforeseen events, and their　occurrence　and consequences are unpreventable and unavoidable, the prevented party shall notify the other party by telegram without any delay, and within 15 days thereafter provide detailed information of the events and a valid document for evidence issued by the relevant public notary organization explaining the reason of its inability to execute or delay the execution of all　or part of the contract. Both parties shall, through consultations, decide whether to terminate the contract or to exempt part of the obligations for implementation of the contract or whether to delay the execution of the contract according to the effects of the events on the performance of the contract.

11.02 Should the project be unable to continue its operation or achieve its business purpose due to the fact that one of the contracting parties fails to fulfil the obligations prescribed by the contract and articles of association, or seriously violates the provisions of the contract and articles of association, that party shall be deemed to have unilaterally terminated the contract. The other party shall have the right to terminate the contract in accordance with the provisions of the contract　and to claim damages. In case Party A and Party B of the project gree to continue the operation, the party who fails to fulfil its obligations shall be liable for the economic losses caused thereby to the project.

Chapter 12 Liability for Breach of Contract

12.01 Any party who fails to fulfil its obligations shall be liable for the economic losses caused thereby to the project.

12.02 Both parties shall exempt part of the obligations for fail to implementation of the contract by force　majeure.

12.03 Should either Party A or Party B fail to provide on schedule the contributions in accordance with the provisions defined in this contract, the party in breach shall pay to the other party separate or in once.

Chapter 13 Settlement of Disputes

13.01 Any disputes arising from the execution of, or in connection with, the contract shall be settled through friendly consultations between both parties. In case no settlement can be reached through consultations, the disputes shall be submitted to the Foreign Economic and Trade　Arbitration Commission of the China Council for the Promotion of International Trade for arbitration in accordance with its rules of procedure. The arbitral award is final and binding upon both parties.

13.02 During the arbitration, the contract shall be observed and enforced by both parties except for the matters in dispute.

13.03 The formation, validity, interpretation, execution and settlement of disputes in respect of, this contract shall be governed by the relevant laws of the People's Republic of China.

Chapter 14 Effectiveness of the Contract and Miscellaneous

14.01 The contract shall be written in Chinese. This contract may be executed in two counterparts, each of which shall be deemed to be an original.

14.02 The contract and its appendices shall come into force commencing from the date signed.

14.03 Should notices in connection with any party's rights and obligations be sent by either Party A or Party B by telegram or telex, etc., the Written letter notices shall be also required　afterwards. The legal addresses of Party A and Party B listed in this contract shall be the posting addresses. If the address changed, it shall info the committee with 10 days. Otherwise, the party changed address shall responsible for the fault.

14.04 This contract might sign one by one, and be effective on the date the last party signed.

　For Party A
　 (Signature)

Shan Xi Dai Da Lv You Gu Wen You Xian Gong Si

By: /s/ Ke Xianyan
      Ke Xianyan
      President

Shan Xi Qin Epanggong Lv You Fa Zhan Gu Fen You Xian Gong Si

By: /s/ Lei Yingkui
      Lei Yingkui
      Chairman

For Party B
(Signature)

Guangzhou Lv Rong Shu Tou Zi Gu Wen You Xian Gong Si

By: /s/ Cai Weiheng
      Cai Weiheng
      Manager